			Exhibit 99 (a)
Household Mortgage Loan Trust 2003-HC2

	Group 1	Group 2
Original Principal Class A	$826,193,000.00	199,997,000.00
Number of $1,000 Class A Bonds	826,193	199,997
Original Principal Class M	$236,055,000.00	57,142,000.00
Number of $1,000 Class M Bonds	236,055	57,142

Payment Date			Total 2003

CLASS A-1
Principal Payment			79,677,528.30
Class A-1 Interest Payment			2,134,080.16

CLASS A-2
Principal Payment			19,993,534.83
Class A-2 Interest Payment			529,273.88

CLASS M-1
Principal Payment			22,764,994.30
Class M-1 Interest Payment			743,792.43

CLASS M-2
Principal Payment			5,712,438.52
Class M-2 Interest Payment			179,379.52